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                                                               EXHIBIT 10.41

                 SUBSERVICING AND TRANSITION SERVICES AGREEMENT

                 THIS SUBSERVICING AND TRANSITION SERVICES AGREEMENT (this "Agreement"), dated as of October 2, 1995, by and between First Nationwide Mortgage Corporation, a Delaware corporation ("Principal") and Lomas Mortgage USA, Inc., a Connecticut corporation ("Subservicer"). Principal and Subservicer are referred to jointly as the "Parties," or individually as a "Party."


                                    RECITALS

                 WHEREAS, pursuant to that certain Asset Purchase Agreement, dated as of September 5, 1995, as amended (the "Asset Purchase Agreement"), by and between Principal and Subservicer, Principal acquired (the "Acquisition") from Subservicer the servicing rights to certain mortgage loans, together with certain other assets, as more fully set forth in the Asset Purchase Agreement; and

                 WHEREAS, Principal and Subservicer desire that, in order to provide for the orderly transfer and conversion of the servicing rights to Principal's operations systems, for a period of time following the Acquisition as set forth herein, Subservicer shall provide the subservicing and other transition-related services set forth herein, including without limitation performing such subservicing and transition-related services for any additional mortgage loans the servicing rights to which shall have been acquired from Subservicer by Principal at any time following the date of this Agreement;

                 NOW, THEREFORE, in consideration of the premises and of the mutual covenants, agreements, representations and warranties contained herein, and intending to be legally bound hereby, the Parties hereto do hereby agree as follows:


                                   ARTICLE I

                                  DEFINITIONS

                 For all purposes of this Agreement, except as expressly provided herein or unless the context requires otherwise, the following terms shall have the meanings
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specified in this Article I and the Asset Purchase Agreement.  The definitions of such terms are equally applicable to the singular and plural forms of such terms and to the masculine, feminine and neuter genders of such terms.

                 1.1 "Agency": FHA, VA, FmHA, GNMA, FNMA, FHLMC, the Texas Veterans' Land Board or a State Agency, as applicable.

                 1.2 "Agreement": As defined in the first paragraph of this Agreement.

                 1.3 "Ancillary Income": As defined in Section 3.1 hereof.

                 1.4 "Asset Purchase Agreement": As defined in the recitals hereof.

                 1.5 "Business Day": Any day other than (a) a Saturday or Sunday, or (b) a day on which banking institutions in the State of Texas are authorized or obligated by law or by executive order to be closed.

                 1.6 "Conventional Loan": A Mortgage Loan which is not insured by FHA or FmHA or guaranteed by VA.

                 1.7 "Conversion Date": For any Mortgage Loan, the date the servicing of such Mortgage Loan shall have been fully converted and transferred from Subservicer's operating systems to those of Principal.

                 1.8         "Effective Date":  October 2, 1995.

                 1.9 "Custodial Accounts": All escrow, impound, suspense (loan level and other) and custodial accounts maintained with respect to the Mortgage Loans for purposes of receiving and disbursing payments of principal, interest, taxes, insurance, assessments and similar charges (and interest, if any, accrued on such funds for the benefit of mortgagors) relating to Mortgage Loans.

                 1.10        "Custodial Interest Amount":  As defined in
Section 3.4 hereof.

                 1.11 "FHA": The Federal Housing Administration of the Department of Housing and Urban Development of the United States of America or their respective successors.





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                 1.12        "FHLMC":  The Federal Home Loan Mortgage
Corporation or any successor thereto.

                 1.13 "FmHA": The Farmers Home Administration, now known as the Rural Housing and Community Development Service.

                 1.14 "FNMA": The Federal National Mortgage Association or any successor thereto.

                 1.15 "GNMA": The Government National Mortgage Association or any successor thereto.

                 1.16 "Government Loan": A Mortgage Loan the payments of which are partially or fully insured by FHA, FmHA or guaranteed by VA.

                 1.17 "Guides": All Mortgage Loan-related published guidance of FHA, FHLMC, FmHA, FNMA, GNMA, HUD, VA and any private mortgage insurers, including without limitation mortgagee letters, announcements, circulars, handbooks and manuals which establish requirements or procedures applicable to the origination, administration, pooling, servicing or subservicing of the Mortgage Loans or claims against FHA or FmHA, VA or a provider of private mortgage insurance in connection therewith.

                 1.18 "Investor": Any Person who (i) owns a Mortgage Loan or mortgage-backed securities backed by a Mortgage Loan, or the servicing rights or master servicing rights to a Mortgage Loan or mortgage-backed securities backed by a Mortgage Loan, subserviced, serviced or master serviced by Principal or LMP pursuant to a Servicing Agreement or (ii) is a party (other than Principal or LMP) to an Investor Commitment (as defined in the Asset Purchase Agreement).

                 1.19        "IRS":  United States Internal Revenue Service.

                 1.20 "LMP": Lomas Mortgage Partnership, L.P., a limited partnership organized under the laws of the State of Delaware.

                 1.21 "Loan Documents": As defined in the Asset Purchase Agreement.

                 1.22 "Mortgage" -- With respect to a Mortgage Loan, a mortgage, deed of trust or other security instru-





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ment creating a lien upon real property and any other property described therein which secures a Note, together with any assignment, reinstatement, extension, endorsement or modification of any thereof.

                 1.23 "Mortgage Insurance": A contract with FHA, FmHA, VA or a private mortgage insurer insuring or guaranteeing full or partial payment of principal, interest and related expenses of a Mortgage Loan.

                 1.24 "Mortgage Loan": Any "Mortgage Loan" as such term is defined in the Asset Purchase Agreement, together with any additional mortgage loans the servicing rights to which Subservicer shall have transferred or assigned to Principal at any time following the date hereof.

                 1.25 "Mortgage Pool Insurance": A contract of insurance issued with respect to a pool of Mortgage Loans generally covering Investor losses not covered by PMI.

                 1.26 "Mortgagor": The Person(s) obligated to make the payments under the terms of the Mortgage Loan.

                 1.27 "Note" -- with respect to a Mortgage Loan, a promissory note or notes, or other evidence of indebtedness, with respect to such Mortgage Loan secured by a Mortgage or Mortgages, together with any assignment, reinstatement, extension, endorsement or modification thereof.

                 1.28 "NSF Fees": Fees charged to Mortgagors for checks returned for insufficient funds.

                 1.29 "Party": As defined in the first paragraph of this Agreement.

                 1.30 "Person": Any individual, corporation, company, partnership (limited or general), joint venture, association, trust or other entity.

                 1.31 "PMI": Private mortgage insurance excluding FHA, FmHA or VA coverage.

                 1.32 "Principal": As defined in the first paragraph of this Agreement.





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                 1.33        "Private Investors":  Any Investor other than an
Agency.

                 1.34 "Private Servicing Agreements": The agreements or arrangements between Principal or LMP and a Private Investor pursuant to which Principal or LMP services the Mortgage Loans owned by the Private Investor.

                 1.35 "Regulations": (i) Federal, state and local laws, rules and regulations with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing, master servicing or filing of claims in connection with a Mortgage Loan, (ii) the responsibilities and obligations relating to the Mortgage Loans set forth in any agreement between Principal or LMP and an Agency, Investor or Mortgage Insurer (including, without limitation, Servicing Agreements and Guides), (iii) the laws, rules, regulations, guidelines, handbooks and other requirements of an Investor, Agency, Mortgage Insurer, public housing program or Investor program with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing, master servicing or filing of claims in connection with a Mortgage Loan and (iv) the terms and provisions of the Loan Documents.

                 1.36 "Servicing": The rights and obligations with respect to servicing the Mortgage Loans under the Guides and the Servicing Agreements.

                 1.37 "Servicing Advance": An advance of funds which is required or permitted pursuant to applicable Regulations to be made in connection with the performance of the Subservicing Functions, including advances related to the maintenance of hazard insurance, payment of property taxes or Mortgage Insurance premiums, advances to pay reasonable expenditures related to foreclosure proceedings, reasonable expenditures related to the defense of any lawsuit to defend title to any property subject to a Mortgage Loan or to defend title to any property acquired as a result of a foreclosure, and all expenses incurred in making repairs to any property subject to a Mortgage Loan, advances necessary due to deficiencies in the amount of principal, interest or escrow payments received by Subservicer, and other advances to pay third party expenses related to the servicing of Mortgage Loans.

                 1.38 "Servicing Agreements": The Agency contracts and Private Servicing Agreements pursuant to which





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the Mortgage Loans are serviced, master serviced and subserviced.

                 1.39 "State Agency": Any state agency with authority to regulate the business of the Company or LMP, determine the investment or servicing requirements with regard to loans originated, purchased or serviced by the Company or LMP, or otherwise participate in or promote mortgage lending.

                 1.40 "Subservicer": As defined in the first paragraph of this Agreement.

                 1.41 "Subservicing Functions": The Servicing functions to be performed by Subservicer with respect to the Mortgage Loans, as specified in Section 2.1.

                 1.42        "Term": As defined in Section 7.3

                 1.43 "VA": The Department of Veteran's Affairs of the United States of America or any successor thereto.

                 1.44 "VA Loans" -- Mortgage Loans which are guaranteed by the VA, or which were intended by the Subservicer to be guaranteed by the VA, or with respect to which a representation has been made to the mortgagor (in a commitment letter, truth-in-lending disclosure statement or otherwise in writing) that such Mortgage Loan is or will be guaranteed by the VA.

                 1.45 "VA No-Bid" -- A delinquent VA Loan with respect to which the VA has notified Principal, Subservicer or LMP that the VA intends to exercise its option to pay the amount guaranteed by the VA and relinquish all rights in the collateral securing such VA Loan to Principal, subservicer or LMP.


                                   ARTICLE II

                             SUBSERVICING FUNCTIONS

                 2.1 Subservicing Functions. Commencing on the Effective Date, and continuing throughout the Term, Subservicer shall perform certain services, referred to herein as the "Subservicing Functions", with respect to each Mortgage Loan, as follows:





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                             (a)    distribute payment media to Mortgagors and
         receive and process daily all Mortgage Loan payments through, if servicer so elects, Subservicer's existing depository bank relationships;

                             (b)    set up and manage Custodial Accounts,
         including accounting for custodial funds and reconciling balances in accordance with Investor reporting requirements;

                             (c) timely make all appropriate escrow deposits and disbursements including taxes, assessments and other public charges, hazard and flood insurance premiums, FHA, FmHA or PMI insurance premiums and (subject to Section 3.3 hereof) Servicing Advances;

                             (d) prepare, balance and submit Mortgage Loan reports required under the Servicing Agreements and the Guides;

                             (e) where required by the Investor, prepare and forward to Investors all remittances with respect to the Mortgage Loans;

                             (f) provide IRS reports covering Mortgage Loan payments and remittances and file all IRS reports incident to the Servicing of the Mortgage Loans covering the period comprising the Term;

                             (g) provide and handle all Mortgage Insurance delinquency notices;

                             (h)    handle or, as appropriate, supervise,
         monitor and carry out, collection actions, delinquency management activities, bankruptcy actions, foreclosure proceedings, workouts and other loss mitigation activities and Mortgage Insurance claim submissions with respect to the Mortgage Loans;

                             (i) timely and accurately process Mortgage Loan payoffs and provide for the timely release of mortgages;

                             (j)    assure that the improvements on the
         premises securing each Mortgage Loan are insured by a hazard insurance policy and, if applicable, using





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         its best efforts, a flood insurance policy that satisfies the applicable Regulations;

                             (k)    furnish to Principal standard monthly
         management reports substantially in the form of Schedule I and any special reports which Principal and Subservicer may agree, with the cost of such special reports to be paid by Principal;

                             (l) provide customer service, including without limitation, answering telephone calls, responding to inquiries from customers regarding their respective accounts, correcting customers' accounts, notifying Mortgagors and processing ARM adjustments, handling assumptions and partial releases, performing escrow analysis and providing reports and remittances to Investors; and

                             (m) such other functions as are necessary and consistent with subservicing of mortgage loans that are generally accepted in the mortgage industry.

Subservicer shall perform all Servicing Functions only in accordance in all material respects with applicable law, the appropriate FHA, FmHA, VA and Agency requirements, the Servicing Agreements, the FNMA/FHLMC servicing guides, all other applicable Regulations and generally accepted prudent mortgage banking practices. In subservicing the Mortgage Loans for Principal, Subservicer shall exercise at least the same degree of care and skill it presently exercises in servicing loans for Investors. Without limiting the foregoing, where applicable, Subservicer shall comply in all material respects with the regulations of FHA, FmHA, VA and providers of PMI, as applicable, including without limitation the giving of all notices and submitting of all claims required to be given or submitted to FHA, FmHA, VA or a provider of PMI, as applicable, to the end that the full benefit of the insurance or guaranty in connection with Mortgage Loans that are insured or guaranteed by FHA, FmHA, VA or a provider of PMI will inure to the Investor, Principal or Subservicer, as their interests may appear.

                 2.2 Title to Servicing. The Parties agree that legal title to the Servicing is held by Principal. Any obligations established in the Servicing Agreements incident to the origination, sale or servicing of the





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Mortgage Loans and not specifically set forth in this Agreement shall be the responsibility of Principal. Principal shall be responsible for complying with any repurchase obligations as may be required by the Servicing Agreements, provided that Subservicer shall provide to Principal, within five (5) Business Days following its receipt of a repurchase demand from an Investor, notice of such repurchase demand and any instructions with respect to such repurchase demands.

                 2.3 Additional Services. If there are services in addition to the Subservicing Functions which Principal desires Subservicer to perform with respect to the Mortgage Loans, Principal shall present a request to Subservicer identifying the services to be performed. Such additional services shall be performed on the terms agreed to by the Parties.

                 2.4         Foreclosure/Bankruptcy Administration Expenses.
Principal shall be responsible for any Servicing Advances or any nonreimbursable expenses, including attorney fees, or losses incurred in connection with, or as a result of, foreclosure and bankruptcy proceedings involving the Mortgage Loans. Subservicer may utilize the same outside counsel and third party services for foreclosure and bankruptcy proceedings as are utilized in servicing its own servicing portfolio unless specifically requested by Principal to discontinue the use of any such vendor. Subservicer will prepare a final accounting of each foreclosure and Principal will reimburse Subservicer as to any unreimbursed expenses and losses on such Mortgage Loans. Provided however, Subservicer shall not be reimbursed for losses or expenses incurred as a result of its material non-performance nor shall subservicing fees be paid to Subservicer on Mortgage Loans in foreclosure or in bankruptcy for those additional months required to finalize cases as a result of Subservicer's non-performance.

                 2.5 Property Disposition. If so directed by Principal, Subservicer will perform tasks associated with property disposition including property management, maintenance, marketing and repairs, on terms agreed to by the Parties.

                 2.6 Notice to Investors/Principal. Subservicer shall notify the Investor and Principal when it becomes aware of any matter, condition or event that would, in Subservicer's reasonable judgment, materially





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impair an Investor's security with respect to the Mortgage Loan (including, without limitations, VA No-bids and denied mortgage insurance or guaranty claims), or Principal's interest in the Servicing on such Mortgage Loan.

                 2.7 Litigation. Any litigation with respect to the Mortgage Loans shall be managed by Principal unless it is agreed by the Parties that other arrangements should be made. Any transmittal of litigation to Principal shall be made in writing directed to the attention of the Principal's in-house counsel in accordance with the notice provisions hereof. Subservicer shall cooperate in obtaining or making available information or documents respecting Mortgage Loans involved in litigation as may be reasonably requested by Principal or its counsel. Subservicer shall not be responsible for any costs, expenses or liabilities, including attorneys' fees, related to litigation unless such arises as a result of Subservicer not complying in all material respects with the terms of this Agreement or Investor requirements and guidelines.


                                  ARTICLE III

                PAYMENT OF FEES, INCOME, EXPENSES, AND ADVANCES

                 3.1 Ancillary Income. Subservicer may charge Mortgagors ancillary fees related to the performance of the Subservicing Functions and for services or products provided, including late charges, NSF fees, assumption fees and other incidental fees or charges, in all cases in a manner consistent with its past practices (collectively, "Ancillary Income") as are permitted by all applicable Regulations. Principal shall be entitled to all such Ancillary Income.

                 3.2 Payment of Servicing Fees. Subservicer shall remit to Principal all servicing fees collected on any Mortgage Loan no later than the second Business Day following the day on which such fees are received, net of amounts due Subservicer, if any, under Sections 3.3 or 3.4 and net of any guarantee fee. Subservicer shall provide to Principal a daily statement of the servicing fees collected on the Mortgage Loans based on the Mortgagor payments received by Subservicer. No later than the fifth Business Day after the applicable Investor cut-off date of each month Subservicer shall provide a statement





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setting forth in reasonable detail the prior month's servicing fees.

                 3.3 Advances. (a) Principal shall be responsible for funding all Servicing Advances required to be made by Subservicer pursuant to this Agreement by forwarding to Subservicer, within one (1) Business Day following Subservicer's written notice to Principal requesting such funding (which notice shall include reasonable documentation of all such Servicing Advances for which funding is requested) the amount of Servicing Advances for which funding is requested by Subservicer. Subservicer shall utilize funds received from Principal in accordance with this Section 3.3(a) solely to fund Servicing Advances required to be made by Subservicer under this Agreement or otherwise under applicable requirements and in accordance with the purposes set forth in its written request to Principal, and for no other purposes whatsoever. Upon collection of Servicing Advances by Subservicer from time to time, such collections shall be promptly applied in full, to the extent thereof, in the following order of priority: (i) to reimburse Principal for any unrecouped Servicing Advances disbursed to Subservicer and (ii) to reimburse Subservicer for any unrecouped Servicing Advances disbursed by Subservicer from Subservicer's corporate resources if Subservicer has elected in any instance to fund Servicing Advances from its own corporate resources.

                 (b) Subservicer shall diligently endeavor to collect and recover from Mortgagors all Servicing Advances made by Subservicer which are not timely paid by, but which are the ultimate obligations of, the Mortgagors.

                 3.4 Interest on Custodial Accounts. Subservicer shall be responsible for calculating and posting in Mortgagors' respective accounts on behalf of Principal any interest due to such Mortgagors on funds deposited in the Custodial Accounts as may be required by applicable Regulations. Principal shall be responsible for funding such amount (the "Custodial Interest Amount") of all such interest advances by forwarding to Subservicer within one
(1) Business Day following Subservicer's written notice to Principal requesting such funding (which notice shall include reasonable documentation of such Custodial Interest Amount for which funding is requested) the Custodial Interest Amount for which funding is requested by Subservicer. Subservicer shall utilize funds received from Principal in accordance with





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this Section 3.4 solely to fund Custodial Interest Amount required to be made by Subservicer under this Agreement or otherwise under applicable requirements and in accordance with the purposes set forth in its written request to Principal, and for no other purposes whatsoever. No later than the fifth Business Day of each month, Subservicer shall provide Principal with a schedule setting forth in reasonable detail the calculation of the Custodial Interest Amount for the prior month.

                 3.5 Subservicing Fee. In consideration for Subservicer's performance of the Subservicing Functions and the other administrative and transition-related services provided for herein, Principal shall pay to Subservicer on a monthly basis, with respect to those active Mortgage Loans for which Subservicer performs the Subservicing Functions and other services hereunder at the beginning of such month (A) for all such Mortgage Loans with respect to which Principal owns the rights to the primary servicing thereof, an amount equal to the product of (i) $7.08 multiplied by
(ii) the total number of such Mortgage Loans and (B) for all such Mortgage Loans with respect to which Principal owns the rights to the master servicing or subservicing thereof, an amount equal to the aggregate of all monthly fees which Principal shall be entitled to receive as the master servicer or subservicer, as the case may be, of such Mortgage Loans, (the amount payable by Principal on a monthly basis pursuant to this Section 3.5 is referred to herein as the "Subservicing Fee"), provided, however, that the portion of the Subservicing Fee attributable to any Mortgage Loan, for any month in which the Conversion Date with respect to such Mortgage Loan shall have occurred, shall be prorated for the number of calendar days elapsed in the month prior to and including the Conversion Date. No later than the fifth Business Day of each month, Subservicer shall provide Principal with a statement detailing the calcula- tion of the Subservicing Fee for the prior month. Within three (3) Business Days following its receipt of such statement, Principal shall pay the Subservicing Fee for the previous month to Subservicer.


                                   ARTICLE IV

                                   INSURANCE

                 4.1 Maintenance of Fidelity Bond and Errors and Omissions Insurance. Principal and Subservicer each





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hereby agrees to obtain and maintain at its own expense, and shall furnish each other with satisfactory evidence of, a blanket fidelity bond and errors and omission/mortgage impairment insurance policy which shall be maintained in full force and effect throughout the Term covering their respective officers and employees and other Persons acting on their behalf in their respective capacities as Principal and Subservicer with regard to the Mortgage Loans. The issuer, type and amount of coverage shall be at least equal to the most restrictive of the Agencies' requirements, if such party were servicing the Mortgage Loans for such Agency in addition to other mortgage loans being serviced by such party for such Agency. In the event that any such bond or policy shall cease to be in effect, Principal and Subservicer, as the case may be, shall obtain from an insurer a replacement bond and policy meeting the above requirements. No provision of this Section shall operate to diminish, restrict or otherwise limit Principal's or Subservicer's responsibilities and obligations as set forth in this Agreement.


                                   ARTICLE V

                              TRANSITION SERVICES

                 5.1 Conversion Procedures. Subservicer shall comply with Principal's reasonable instructions for conversion of all mortgage data to Principal's data processing and record keeping systems, at Principal's expense. Delivery of all documents and data requested by Principal shall be in accordance with procedures set forth herein and such other procedures as Principal may reasonably request.

                 5.2 Transfer of Loan Documents. During the Term, at such time and in such manner as Principal shall reasonably request in advance, Subservicer shall deliver to Principal, and shall bear the cost of the transfer and delivery of, the Loan Documents other than any Loan Documents held by a custodian in a custodial file. Subservicer shall comply with all reasonable requirements of Principal relating to such delivery. Subservicer shall pay for insured shipping by bulk transfer or other customary industry practice of any Loan Documents, and such documents shall be delivered to the location specified by Principal within five (5) Business Days after Principal's request for such deliv- ery, or as soon as





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practicable given the size of the request, except for foreclosure files, which shall be so delivered within twenty (20) Business Days. All Loan Documents or other documents transferred from Subservicer to Principal from time to time in connection herewith shall be appropriately boxed or packaged and all transfers shall be accompanied by an inventory sheet specifically listing and identifying each enclosed item.

                 5.3 Custodial Files. Subservicer shall assign to Principal any custodial agreements which Principal shall elect to assume during the Term. Principal shall be responsible for obtaining any necessary Investor approvals regarding any new custodial arrangements required by Principal with respect to the Mortgage Loans. Any fees charged by Subservicer's custodians due to termination of existing custodial agreements during the Term (including terminations made at the request of Principal), and any costs incurred in transferring files or documents to or from any custodian shall be borne by Subservicer. Principal shall pay all custodial fees of any custodian engaged by Principal. At least thirty (30) days prior to the date on which Principal intends to move any custodial files, Principal shall provide Subservicer with written notice of the name and address of the custodian to which control of any custodial files is to be transferred.

                 5.4 Forwarding Post-Transfer Date Items. With respect to any checks, other funds or documents in respect of any Mortgage Loan which are received by Subservicer or made payable to Subservicer and provided to Subservicer within ninety (90) calendar days after the applicable Conversion Date, and which relate to any payments due under the Mortgage Loans and collectible by the servicer under the terms of the Servicing Agreements, Subservicer shall, after identification, promptly endorse such checks or transfer such other funds to Principal without recourse and send the same to Principal via overnight mail. Any checks or other funds in respect of any Mortgage Loan which are received by Subservicer after such ninety (90) day period shall be endorsed without recourse by Subservicer to Principal and sent by first class mail to Principal within five (5) Business Days of receipt, without identification. Except as otherwise provided herein, Subservicer shall promptly forward by first class mail to Principal all borrower correspondence, insurance notices, tax bills or any other correspondence or documentation related to the Mortgage Loans





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which are received by Subservicer after the applicable Conversion Date.
Subservicer shall have no obligation with respect to forwarding post-Conversion Date items to Principal after one-hundred and twenty (120) calendar days following the applicable Conversion Date.

                 5.5         Notice to Mortgagors, Insurers and Others.
Subservicer shall, at its own expense (no later than fifteen (15) days prior to the applicable Conversion Date in the case of (d) below), and in each case in accordance with applicable Regulations:

                             (a)  notify all mortgage insurers, including FHA,
FmHA, VA and all issuers of private mortgage insurance, by certified mail, return receipt requested, that all insurance premium billings for the Mortgage Loans must be sent to Principal after the applicable Conversion Date, request that such mortgage insurers change the endorsement of applicable insurance policies to read in favor of Principal and provide Principal with copies of the certified mail receipts;

                             (b)  transmit to applicable tax service agents or
applicable taxing authorities, as appropriate, notification of the transfer of the Servicing to Principal and instructions to deliver all notices and tax bills and insurance statements, as the case may be, to Principal from and after the applicable Conversion Date;

                             (c)  transmit to applicable hazard or flood
insurance companies and/or agents notification of the transfer of Servicing to Principal and instructions to deliver all notices and insurance statements to Principal from and after the applicable Conversion Date. Such notification shall request that any applicable hazard or flood insurance companies and/or agents make any notations necessary to indicate the changed mortgagee; and

                             (d)  mail to the mortgagor of each mortgage
securing a Mortgage Loan a letter advising the mortgagor of the transfer of the Servicing to Principal, the form and content of which letter shall have been approved by Principal.

                 5.6         Assignment of Mortgages and Endorsement of Notes.
To the extent required by applicable law or the applicable Investor or Insurer, immediately following the Effective Date, Subservicer shall prepare, execute





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and (i) record with the appropriate state or local recording offices assignments to Principal of the Mortgages securing the Mortgage Loans, including, without limitation, blanket assignments wherever possible and permitted by the applicable Investor and (ii) provide Principal with an endorsement of each of the Notes. Subservicer shall arrange for each assignment to be forwarded to Principal after recordation. Subservicer shall cooperate with Principal with respect to Principal's obligation to assign Mortgages to Investors, including providing Principal with the identity of any contractors preparing assignments of Mortgages to Principal on behalf of Subservicer.


                                   ARTICLE VI

                         REPRESENTATIONS AND WARRANTIES

                 6.1 Principal. Principal represents and warrants to Subservicer that:

                             (a)    Principal is (i) a corporation duly
         organized, validly existing and in good standing under the laws of the State of Delaware and (ii) duly qualified to transact any and all of its business, including the Servicing of the Mortgage Loans;

                             (b) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of Principal and the execution and delivery of this Agreement by Principal and the performance of and compliance with the terms hereof by it will not (i) violate, contravene or create a default under any applicable federal, state or local laws, licenses or permits or (ii) violate, contravene or create a default under (x) any organizational document of the Principal or (y) any contract, agreement or instrument to which the Principal is a party or by which Principal or any of its property is bound, except, in the case of clause (y), for such violations, contravention or defaults which would not, individually or in the aggregate, have a material adverse effect on Principal's ability to perform its obligations hereunder;

                             (c)    the execution and delivery of this
         Agreement by Principal and the performance of and compliance with its obligations and covenants do not require the consent or approval of any governmental authority or, if such consent or approval is required, it has been obtained as of the date of this Agreement;

                             (d) assuming the due authorization and valid execution and delivery of this Agreement by Subservicer, this Agreement, when executed and delivered by Principal, will constitute a valid, legal and binding obligation of Principal, enforceable against Principal in accordance with its terms, except as the enforcement may be limited by applicable debtor relief laws and except as certain equitable remedies may not be available regardless of whether enforcement is sought in equity or law.

                 6.2 Subservicer. Subservicer represents and warrants to Principal that:

                             (a)    Subservicer is (i) a corporation duly
         organized, validly existing and in good standing under the laws of the State of Connecticut and (ii) duly qualified to transact any and all of its business, including the Subservicing Functions assumed in this Agreement;

                             (b) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of Subservicer and the execution and delivery of this Agreement by Subservicer and the performance of and compliance with the terms hereby by it will not (i) violate, contravene or create a default under any applicable federal, state or local laws, licenses or permits or (ii) violate, contravene or create a default under (x) any charter document or bylaw of Subservicer or (y) any contract, agreement or instrument to which the Subservicer is a party or by which Subservicer or any of its property is bound, except, in the case of clause (y), for such violations, contravention or defaults which would not, individually or in the aggregate, have a material adverse effect on Subservicer's ability to perform the Subservicing Functions or any of its other obligations hereunder;

                             (c)    the execution and delivery of this
         Agreement by Subservicer and the performance of and compliance with its obligations and covenants do not require the consent or approval of any governmental authority or, if such consent or approval is required, it has been obtained as of the date of this Agreement;

                             (d) assuming the due authorization and valid execution and delivery of this Agreement by Principal, this Agreement, when executed and delivered by Subservicer, will constitute a valid, legal and binding obligation of Subservicer, enforceable against Subservicer in accordance with its terms, except as the enforcement may be limited by applicable debtor relief laws and except as certain equitable remedies may not be available regardless of whether enforcement is sought in equity or law;

                             (e)    there is no litigation pending or, to
         Subservicer's knowledge, threatened, which, if determined adversely to Subservicer, would adversely affect the execution, delivery or enforceability of this Agreement or Subservicer's ability to perform its obligations hereunder;

                             (f) Subservicer (i) is qualified (A) by FHA as a mortgagee and servicer for FHA Loans, (B) by the VA as a lender and servicer for VA Loans, (C) by FNMA and FHLMC as a seller/servicer of first mortgages to FNMA and FHLMC, (D) by GNMA as an authorized issuer and servicer of GNMA-guaranteed mortgage- backed securities and (E) by FmHA as required in connection with the origination and servicing of FmHA Loans; and (ii) has all other certifications, authorizations, licenses, permits and other approvals (together with the items set forth in clause (i) above, the "Licenses") necessary to conduct the Subservicing Functions, and is in good standing under all applicable federal, state and local laws and regulations thereunder as a mortgage lender and servicer, and has complied with all such Licenses, and knows of no threatened suspension, cancellation or invalidation of, or penalties (including fines or refunds) under, any such License; and

                             (g) Subservicer has in full force and effect all insurance necessary to perform its obligations hereunder, including without limitation (i) an adequate errors and omissions policy or policies satisfying the requirements of all applicable regulatory authorities, other governmental entities or other third parties with respect to its operations and (ii) a standard mortgage banker's blanket bond.


                                  ARTICLE VII

                         DEFAULT; TERM AND TERMINATION

                 7.1 Default by Subservicer. Principal may terminate this Agreement upon the happening of any one or more of the following events:

                             (a) any inaccuracy when made in any material respect of any representation or warranty of Subservicer contained in this Agreement and failure of Subservicer to cure the condition or event causing any such representation or warranty to be inaccurate within thirty (30) days or such longer period as may be required by Subservicer acting with due diligence after Subservicer's receipt of written notice from Principal requesting that such inaccuracy be cured or corrected; or

                             (b) failure of Subservicer to duly observe or perform in any material respect any covenant, condition or term in this Agreement which breach continues for a period of thirty (30) days or such longer period as may be required by Subservicer acting with due diligence after receipt of written notice by Subservicer from Principal specifying such failure and requesting that it be remedied.

If any of the events giving rise to a termination right specified in (a) or (b) above shall occur, Subservicer shall give notice of such occurrence to Principal promptly following the occurrence of such event. Any such termination shall be effective as of the date stated in a written notice delivered to Subservicer.

                 7.2 Default by Principal. Subservicer may terminate this agreement upon the happening of any one or more of the following events:

                             (a) any inaccuracy when made in any material respect of any representation or warranty of Principal contained in this Agreement and failure of Principal to cure the condition or event causing any such representation or warranty to be inaccurate within thirty
         (30) days or such longer period as may be required by Principal acting with due diligence after Principal's receipt of written notice from Subservicer requesting that such inaccuracy be cured or corrected; or

                             (b) failure of Principal to duly observe or perform in any material respect any covenant, condition or term of this Agreement which breach shall continue for a period of thirty (30) days or such longer period as may be required by Principal acting with due diligence after receipt of written notice by Principal from Subservicer, specifying such breach and requesting that it be remedied.

If any of the events giving rise to a termination right specified in (a) or (b) above shall occur, Principal shall give notice of such occurrence to Subservicer promptly following the occurrence of such event. Any such termination shall be effective as of the date stated in a written notice delivered to Principal.

                 7.3 Term. The term of this Agreement (the "Term") shall commence on the Effective Date and shall continue through, and this Agreement shall terminate on the earlier of (a) any termination of this Agreement in accordance with the provisions of Section 7.1 or Section 7.2, or
(b) 90 days following the final Conversion Date, but in no event later than June 30, 1996. Upon any termination of this Agreement, each Party shall assist the other Party in the orderly termination of this Agreement and shall take all reasonable actions necessary for the orderly and undisrupted continuation of business by all parties affected hereby.

                 7.4 Loss of License, Qualifications. In the event that, at any time during the Term, Subservicer ceases to be licensed and qualified by any of the Agencies as set forth in clause (i) of Section 6.2(f) hereof, then Subservicer shall cease to be a "subservicer" of the Mortgage Loans but shall continue to perform all of its obligations under this Agreement, including without limitation those obligations referred to as "Subservicing Functions," except that, (a) within thirty days following subservicer's notice to Principal of its failure to be so licensed or qualified, Subservicer shall notify all Mortgagors in accordance with applicable Regulations that

Principal will be responsible for servicing the Mortgage Loans thereafter and that checks to be mailed for purposes of remitting payments to Principal shall be made payable to Principal, (b) Subservicer shall provide all other notices to such other Persons and (c) the Parties shall cooperate with each other and take all such further action as shall be necessary to properly service the Mortgage Loans in accordance with all applicable Regulations.

                 7.5         Principal's Right to Supplement Services.
Notwithstanding anything to the contrary contained herein, in the event that subservicer shall fail to observe or perform in any material respect any covenant, condition, or term in this Agreement which breach continues for 30 days after notice to Subservicer from Principal, Principal shall have the right, in lieu of terminating this Agreement in accordance with Section 7.1, to take any and all actions necessary or appropriate to allow it to perform the services or other obligations of Subservicer under this Agreement for such period as Subservicer shall continue to fail to perform such covenants or obligations (including, without limitations, hiring additional employees to perform functions which would otherwise be the responsibilities of Subservicer's employees or contracting with third parties to provide those services and functions which Subservicer has failed to continue providing hereunder. Principal shall be entitled to a reduction of any Subservicing Fee otherwise payable by it under this Agreement in an amount equal to all reasonably documented out-of-pocket costs and expenses incurred by Principal in connection with any actions taken by it pursuant to its rights under this
Section 7.5 during such month to which the Subservicing Fee relates.


                                  ARTICLE VIII

                                INDEMNIFICATION

                 8.1 Indemnification by Principal. Principal shall indemnify and hold Subservicer harmless from and shall reimburse Subservicer for any losses, damages, claims, causes of action or expenses of any nature (including reasonable attorney's fees) incurred by Subservicer which arise out of or result from:

                             (a) the inaccuracy of any representation of Principal contained in this Agreement or breach of any warranty made by, or the failure to observe or perform any covenant or agreement made or to be performed by, Principal pursuant to this Agreement; or

                             (b)    Principal's failure to fulfill the
         Servicing responsibilities not assumed by Subservicer.

                 8.2 Indemnification by Subservicer. Subservicer shall indemnify and hold Principal harmless from and shall reimburse Principal for any losses, damages, claims, causes of action or expenses of any nature (including reasonable attorney's fees) incurred by Principal which arise out of or result from:

                             (a) the inaccuracy of any representation of Subservicer contained in this Agreement or breach of any warranty made by, or the failure to observe or perform any covenant or agreement made or to be performed by, Subservicer pursuant to this Agreement; or

                             (b)    Subservicer's failure to perform the
         Subservicing Functions assumed by Subservicer;

provided, however, that the limitations set forth in Section 7.1(h) of the Asset Purchase Agreement shall not be applicable to this Section 8.2.


                                   ARTICLE IX

                                 MISCELLANEOUS

                 9.1 Non-Solicitation. From and after the date hereof, neither Subservicer nor any of its affiliates shall, during the remaining term of any of the Mortgage Loans (i) take any action, by telephone, by mail or otherwise, to solicit the prepayment of the Mortgage Loans by the Mortgagors, in whole or in part, (ii) take any action intended to facilitate or encourage the correspondents of Subservicer or any of its affiliates that originated the Mortgage Loans to solicit the prepayment of the Mortgage Loans by the Mortgagors, in whole or in part, or (iii) disseminate to any third party, for compensation or otherwise, any complete or partial list of the Mortgagors on the Mortgage Loans, for the purpose of soliciting the prepayment of Mortgage Loans; provided, that this provision shall not prohibit Subservicer or any of its affiliates from providing such lists in any judicial proceedings or in response to a request by a government entity, Agency or Investor.

                 9.2         Books and Records; Access.

                             (a) Subservicer shall maintain the Mortgage Loan Documents in accordance with applicable requirements.

                             (b)     During the Term, Principal and its
         officers, employees, representatives and agents shall have full and complete access to all of the properties, books, records, computer discs and tapes and all other information involving the business and operations of Subservicer relating to the Mortgage Loans and to Subservicer's procedures and Subservicer shall cause its officers, directors, employees, representatives and agents, during normal business hours and upon reasonable notice, to discuss the business affairs, operations, assets and liabilities of Subservicer with Principal and its directors, officers, employees, agents and others, as Principal considers necessary or appropriate for the purpose of overseeing and supervising the operations of Subservicer pursuant to this Agreement.

                             (c) In order to facilitate the oversight and supervisory functions of Principal, Subservicer shall provide to Principal (and its agents and representatives), without charge (except with respect to online computer access), office space at Subservicer's servicing facility in Dallas, Texas and reasonable use of all facilities available at that site, including without limitation desks and chairs, telephones, personal computer equipment and telecopy and copying machines. Such space and facilities shall be provided throughout the Term.

                             (d) Subservicer shall furnish Principal with its internally prepared financial statements on a monthly basis, and promptly furnish annually its audited financial statements, uniform single audit and Investor compliance audits which relate to Subservicer's residential servicing portfolio as they may be performed from time to time. Subservicer shall also furnish Principal any "management letters" prepared by its outside accountants which reflect on internal controls and procedures relating to Subservicer responsibilities to Principal. Subservicer shall work with its outside accountants and Principal to ensure that work done by the outside accountants relating to the annual Investor compliance audits may be relied upon to the maximum extent possible by Principal's outside auditors.

                             (e)    Subservicer shall advise Principal in
         writing of any pending, or to the best of Subservicer's knowledge threatened, action, by way of a proceeding or otherwise, to revoke or limit any license, permit, authorization or approval issued or granted by any federal, state or local government quasi- governmental body, or any agency or instrumentally thereof, including without limitation the Agencies, necessary for Subservicer to conduct its business, or to impose any penalty or other disciplinary sanction in connection with any of them, or any sanction that would materially adversely affect Subservicer's business. Subservicer shall immediately notify Principal of any failure or anticipated failure on its part to observe or perform any warranty, representation, covenant or agreement required to be observed or performed by it hereunder.

                 9.3 Management Meetings. As often as practicable but not less frequently than once per month, Principal shall cause members of its senior management team to meet with members of the senior management team of Subservicer, at Subservicer's headquarters in Dallas, Texas, for the purpose of reviewing Subservicer's business and operations, the status of the transfer and conversion of the servicing of the Mortgage Loans to Principal's system and such other matters as reasonably relate to the business and operations of Subservicer.

                 9.4 Costs and Expenses. Except as otherwise provided in this Agreement, each Party shall pay its own costs and expenses.

                 9.5 Confidentiality of Information. Principal and Subservicer and their affiliates shall, and shall cause their respective directors, officers, employees and authorized representatives to hold in strict confidence and not use or disclose to any other Person or entity, without the prior written consent of the other Party, all information concerning customers or proprietary business procedures, servicing fees or prices, policies or plans of the other Party or any of its affiliates received by them from the other Party in connection with the transactions contemplated hereby.

                 9.6 Survival. None of the covenants, representations or warranties contained herein, or in any document delivered or to be delivered pursuant hereto, or any rights of the Parties arising thereunder, other than those contained in Section 9.1, shall survive any termination of this Agreement.

                 9.7 Notices. All notices, requests, demands and other communications which are required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given upon delivery. Notice may be delivered in person, by mail or by express delivery. In the case of mailing, such notice shall be sent by registered or certified mail, return receipt requested, postage prepaid, to the address stated in the Asset Purchase Agreement or to such other address as Principal or Subservicer shall have specified in writing to the other.

                 9.8 Entire Agreement, Amendment. This Agreement and the Asset Purchase Agreement constitute the entire agreement between the Parties with respect to the matters set forth herein and supersede all prior agreements with respect thereto. This Agreement may be amended by an instrument in writing signed by the Parties. Any provision of this Agreement may be waived, but only in a written instrument signed by the Party against whom such waiver is sought to be enforced.

                 9.9 No Third Party Rights. Nothing in this Agreement, express or implied, shall confer on any Person other than the Parties hereto and their respective successors and assigns, any rights, obligations, remedies or liabilities.

                 9.10 Headings. Headings on the Articles and Sections in the Agreement are for reference purposes only and shall not be deemed to have any substantive effect.

                 9.11 Applicable Laws. This Agreement shall be construed in accordance with and governed by the laws of the state of Texas without application of its principles covering conflicts of law.

                 9.12 Incorporation of Exhibits. Any exhibit or schedule attached hereto shall be incorporated herein and shall be understood to be a part hereof as though included in the body of this Agreement.

                 9.13 Counterparts. This Agreement may be executed in counterparts, each of which, when so executed and delivered, shall be deemed to be an original and all of which, taken together, shall constitute one and the same agreement.

                 9.14 Successors; Assignment. This Agreement shall be binding upon, and extend to the benefit of the respective successors of the Parties; provided, however, the rights and obligations of any Party under this Agreement may not be assigned by such Party without the written consent of the other Party, which consent shall not be unreasonably withheld.

                 9.15 Severability. If any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

                 IN WITNESS WHEREOF, each of the undersigned parties to this Agreement has caused this Agreement to be duly executed in duplicate originals by one of its duly authorized officers, all as of the date first above written.

                                        "SUBSERVICER"
                                        Lomas Mortgage USA, Inc.



                                        By: /s/ ERIC D. BOOTH
                                            ------------------------------
                                        Name: Eric D. Booth
                                              ----------------------------
                                        Title: CEO
                                               ---------------------------

                                        "PRINCIPAL"
                                        First Nationwide Mortgage Corporation


                                        By: /s/ LAWRENCE P. WASHINGTON
                                            ------------------------------
                                        Name: Lawrence P. Washington
                                              ----------------------------
                                        Title: E.V.P.
                                               ---------------------------

                                   SCHEDULE I

                             Owned Servicing -GNMA

1.       Investor Cut-Off Reports

                 11710D-GNMA I&II (hard copy)
                 11710A-GNMA I&II (on fiche)
                 Trial Balance (on fiche)
                 Standard GNMA Accounting Package (on fiche)

2.       Bank Reconciliations

3. Cash activity summarized from (1) CSM 718 report (provide Monthly Remittance Recap and Daily Summary of Advances) and (2) Schedule of P&I Advances & Recoveries.

4. Loan Servicing portfolio activity status, which reflects month-to-month changes (beginning balance, new loans, paid in full, amortization, ending balance) in number of loans and principal balance by Investor (ESSRMF03).

5. Delinquency report by Investor, which reflects number and balance of loans past due by delinquency category with ratios (MRKPR072).

6. Foreclosure report, which reflects number of loans and principal balance by status, i.e., referred, sold, conveyed, etc.

7. Bankruptcy report, which includes relevant information, including past due status summary.

8. Foreclosure claim loss report for each loan case finalized during the month.

9.       Reporting on servicing portfolio geographic statistics (ESSRSA08).

10.      REO status report, if applicable.

11. Reports tracking activities relating to escrow administration, ARM adjustments, assumptions, partial releases and other servicing-related activities.